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                                                                    EXHIBIT 99.1


                             AMENDMENT NO. 2 TO THE
                         TANDY BRANDS ACCESSORIES, INC.
                     NONQUALIFIED FORMULA STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS


     Pursuant to the authority of the Board of Directors of Tandy Brands Accessories, Inc. (the "Company"), and the provisions of Section 3.4 thereof, the Tandy Brands Accessories, Inc. Nonqualified Formula Stock Option Plan for Non-Employee Directors is, subject to the approval of the stockholders of the Company, hereby amended effective as of July 1, 1999, in the following respects only:

     (1) Article I, Section 1.4, is hereby amended in its entirety to read as follows:

         "1.4 Stock Subject to the Plan. Subject to adjustment as provided in
     Section 3.1 hereof, the stock to be offered under the Plan shall be treasury shares or shares of the Company's authorized but unissued Common Stock (hereinafter collectively called "Stock"). The aggregate number of shares of Stock to be issued upon exercise of all options granted under the Plan shall not exceed 150,500 shares, subject to adjustments as set forth in Sections 3.1 and 3.2 hereof. If any option granted hereunder shall lapse or terminate for any reason without having been fully exercised, the shares subject thereto shall again be available for purposes of the Plan."

     (2) Article II, Section 2.1, subsections (a) and (b) are hereby amended in their entirety, to read as follows:

         "(a) On the effective date of this Plan, each incumbent Non-Employee Director shall be granted an option to purchase 3,000 shares of Stock. Thereafter, on the day a Non-Employee Director is first elected or appointed to the Board, such Non-Employee Director shall be granted an option to purchase 1,000 shares of Stock.

         (b) Concurrently with each regular annual election of the Board which occurs after the initial grant in paragraph (a) above, each Non-Employee Director (other than the Chairman of the Board) who was previously elected to the Board and who continues to serve in such capacity shall be granted an option to purchase 2,500 shares of Stock. Concurrently with each regular annual election of the Board which occurs after the initial grant in paragraph (a) above, the Chairman of the Board shall be granted an option to purchase 4,425 shares of Stock."



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     (3) Article II, Section 2.4, is hereby amended in its entirety, to read as follows:

         "2.4 Vesting and Exercise of Options.

              (a) Subject to Section 3.2 hereof, an option granted pursuant to
         Section 2.1(a) hereof shall become fully exercisable, to the extent of one hundred percent (100%) of the shares with respect to which the option is granted, effective immediately upon the grant date.

              (b) Subject to Section 3.2 hereof, an option granted pursuant to
         Section 2.1(b) hereof shall become fully exercisable to the extent of one hundred percent (100%) of the shares with respect to which the option is granted, six (6) months from the grant date thereof.

              (c) The purchase price of the Stock purchased upon exercise of an option shall be paid in full in cash or by check at the time of each exercise of an option; provided, however, that if the Option Agreement so provides and upon receipt of all regulatory approvals, the person exercising the option may deliver in payment of a portion or all of the purchase price certificates for Common Stock of the Company, which shall be valued at the Fair Market Value of such Stock on the date of exercise of the option. No options shall be exercisable except in respect of whole shares of Stock. No share of Stock purchased upon exercise of an option may be sold prior to the end of the six (6)-month period beginning on the grant date."


     IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising Amendment No. 2 to the Tandy Brands Accessories, Inc. Nonqualified Formula Stock Option Plan for Non-Employee Directors , the Company has caused these presents to be duly executed in its name and behalf by its proper officers thereunto duly authorized as of this 1st day of July, 1999.

                                       TANDY BRANDS ACCESSORIES, INC.


                                       By: /s/ J.S.B. Jenkins
                                           -------------------------------------